EXHIBIT 10.1

    FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

     This Amendment is made as of July 31, 1996 by and between COPLEY PHARMACEUTICAL, INC., a Delaware corporation with its principal office at 25 John Road, Canton, Massachusetts (the "Borrower"), and THE FIRST NATIONAL BANK OF BOSTON, a national banking association with its principal office at 100 Federal Street, Boston, Massachusetts (the "Bank").


R E C I T A L S

     A. The Bank and the Borrower are parties to a certain Amended and Restated Loan Agreement dated August 17, 1993, as amended by a certain First Amendment to Amended and Restated Loan Agreement dated June 29, 1995, a certain Second Amendment to Amended and Restated Loan Agreement dated August 30, 1995 and a certain Third Amendment to Amended and Restated Loan Agreement dated March 25, 1996 (as amended, the "Loan Agreement"). Capitalized terms used herein without definition have the meaning assigned to them in the Loan Agreement.


     B. The Borrower has requested certain amendments to the Loan Agreement as set forth herein.


     C. Subject to certain terms and conditions, the Bank is willing to agree to the same, as hereinafter set forth.



     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


I. AMENDMENTS TO LOAN AGREEMENT. The Borrower and the Bank agree that the Loan Agreement shall be amended as follows:


     1.  Definition of Commitment.  The definition of
"Commitment" in Section 1.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

     "Commitment:  $30,000,000."

     2.  Definition of Maturity Date.  The definition of
"Maturity Date" in Section 1.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

     "Maturity Date:  August 2, 1998."

     3. Interest. Section 2.3(b) of the Loan Agreement regarding the rate of interest on LIBOR Loans is hereby amended to read in its entirety as follows:

     "(b) To the extent that all or any portion of the Loan is a LIBOR Loan, the Loan or such portion shall bear interest during such Interest Period at the rate per annum equal to the LIBOR Rate at the inception of such Interest Period plus three-quarters of one percent (.75%)."

     4.  Amendment of Financial Covenant.  Section 9.1 of the
Loan Agreement is hereby deleted in its entirety and replaced with the following:

      "Section 9.1. Consolidated Tangible Net Worth. The Borrower shall at all times maintain Consolidated Tangible Net Worth of at least (i) $80,000,000 plus (ii) fifty percent (50%) of Consolidated Net Income of the Borrower and its Subsidiaries for each fiscal quarter ending after September 30, 1995. Any Consolidated Deficits for a fiscal quarter shall not reduce the amount of Consolidated Tangible Net Worth to be maintained pursuant to this Section 9.1."


II. NO FURTHER AMENDMENTS. Except as specifically amended herein, all terms and conditions of the Loan Agreement shall remain in full force and effect as originally constituted. Each reference in the Loan Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Loan Agreement shall mean and be a reference to the Loan Agreement as amended by this Fourth Amendment, and each reference in any other Loan Document to the Loan Agreement, "thereunder", "thereof" or words of like import referring to the Loan Agreement shall mean and be a reference to the Loan Agreement as amended by this Fourth Amendment.


III.  MISCELLANEOUS.

     1. The Borrower represents and warrants that no event has occurred or failed to occur, which constitutes, or which, solely with the passage of time or the giving of notice (or both) would constitute, an Event of Default.


     2. The execution and delivery of this Fourth Amendment by the Borrower has been duly authorized by all requisite corporate action of the Borrower, is legal, valid and binding on the Borrower, and will not violate any provision of law, any order, judgment or decree of any court or other agency of government, or the organizational documents of the Borrower or any other instrument to which the Borrower is a party, or by which the Borrower is bound.


     3. The representations and warranties contained in Section 6 of the Loan Agreement are true and correct in all material respects on and as of the date of this Fourth Amendment as though made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date or except to the extent variations therefrom have been (i) permitted under the terms of Loan Agreement, (ii) otherwise approved in writing by the Bank or (iii) reflected in reports filed by the Borrower with the Securities and Exchange Commission).


     4. As provided in the Loan Agreement, the Borrower agrees to reimburse the Bank upon demand for all out-of-pocket costs, charges, liabilities, taxes and expenses of the Bank (including reasonable fees and disbursements of counsel to the Bank) in connection with the preparation, negotiation, interpretation, execution and delivery of this Fourth Amendment and any other agreements, instruments or documents executed pursuant or relating hereto.


     5. The Borrower represents, warrants, and agrees that the Borrower has no claims, defenses, counterclaims or offsets against the Bank in connection with the Loan Agreement or the Obligations, and, to the extent that any such claim, defense, counterclaim or offset may exist, the Borrower hereby affirmatively WAIVES AND RELEASES Bank from the same.


     This Fourth Amendment shall take effect as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first above written.


     COPLEY PHARMACEUTICAL, INC.


	By:  /s/ Barbara Sherrill
        -----------------------
        Barbara Sherrill,
	   Executive Vice President-Finance and
	   Chief Financial Officer




	THE FIRST NATIONAL BANK OF BOSTON


	By:  /s/ Jeffrey R. Westling
          -------------------------
	         Jeffrey R. Westling,
	         Director